Exhibit 99.1

PREPARED REMARKS

Q4 2019

FEBRUARY 28, 2020

Ron Bialobrzeski – Atlantic Power Corporation – Director, Finance

Page 2: Cautionary Note Regarding Forward-Looking Statements

Financial figures that are presented in this document and the presentation are stated in U.S. dollars and are approximate unless otherwise noted.

Management’s prepared remarks presented in this document include forward-looking statements. As discussed on page 2 of the accompanying presentation, these statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings. Actual results may differ materially from such forward-looking statements. Please see Atlantic Power Corporation’s Safe Harbor statement, presented on page 2 of the accompanying presentation, which can be found in the Investor Relations section of our website.

In addition, the financial results in the Company’s press release and the presentation include both GAAP and non-GAAP measures, including Project Adjusted EBITDA. For reconciliations of this measure to the most directly comparable GAAP financial measure to the extent that they are available without unreasonable effort, please refer to the press release, the Appendix of the presentation or our annual report on Form 10-K, all of which are available on our website.

For additional information, please refer to our most recent SEC filings, which can be accessed free of charge on our website, www.atlanticpower.com, and on EDGAR and SEDAR.

James J. Moore, Jr. – Atlantic Power Corporation – President & CEO

2019 was a good year in terms of progress on business fundamentals. I’ll review our financial results for the year and other highlights. Terry Ronan will cover our fourth quarter results and our 2020 guidance in more detail, and Nick Galotti and Joe Cofelice will provide operational and commercial updates, respectively.

Page 4: 2019 Highlights

Financial results. Project Adjusted EBITDA of $196.1 million exceeded the top end of our guidance range, which we revised upward in the third quarter. Operating cash flow of $144.7 million also exceeded our estimate. We ended the year with $196.5 million of liquidity, including approximately $42 million of discretionary cash.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Balance sheet. We repaid $90.8 million of consolidated debt, using our strong operating cash flow from existing businesses. Our leverage ratio improved from 4.5 times at year-end 2018 to 3.8 times at year-end 2019. We improved the terms of our credit facilities, reducing the cost and extending the maturity date. The combination of lower debt levels and a lower interest rate is continuing to reduce our annual interest payments, which benefits our operating cash flow. Our progress in deleveraging was rewarded with a credit rating upgrade from S&P, the fourth we have received from the two major rating agencies over the past four years.

Capital allocation. It was a very strong year for discretionary cash flow and capital allocation. Partly due to the contribution from above-average water flows at Curtis Palmer and favorable changes in working capital, we generated approximately $63 million of discretionary cash flow (defined as operating cash flow after term loan and project debt amortization, preferred dividends and capex). We allocated this cash approximately evenly between “internal” uses (repurchases of debt and shares) and “external” uses, though not by design. We used $18.5 million to redeem the Series D convertible debentures (which were maturing at year-end 2019) and $10.5 million to repurchase common and preferred shares, at prices we considered attractive. We also had a strong year for external uses, allocating $28.5 million to closing the acquisition of the South Carolina biomass projects and equity interests in two other biomass projects.

PPAs. We had a couple of successes, including a new ten-year contract for our Williams Lake biomass project. At Kenilworth, our customer executed two successive one-year contract extensions.

Costs. We maintained our overhead costs in line with the levels of 2016 through 2018, approximately 56% below the 2013 peak level.

Operations. The Cadillac equipment failure and fire was the most significant negative development of the year, but the financial impact is limited and we are making progress on returning the plant to operation later this year.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Nick Galotti – Atlantic Power Corporation – SVP Operations

Page 5: Q4 2019 Operational Performance

Safety

We had two recordable injuries in the fourth quarter, and nine total for 2019. As a result, our total recordable incident rate (TRIR) was 3.60 for 2019 and three of these incidents were lost time events. At Atlantic Power we take all injuries very seriously. Of the nine recordable incidents, six were associated with pinches and punctures to hands of employees. Due to the number of hand injuries, we have implemented mandatory glove training, evaluated and supplemented existing plant equipment, shared best practices amongst the fleet and shared behavioral-based lessons regarding hand protection. We have also increased the frequency of safety meetings and expanded all safety-related communications throughout the Company. We continue to make the safety of our employees our number one priority.

Generation

Turning to our operating results, generation increased 6.0% in the fourth quarter of 2019 compared to the 2018 period, primarily because of the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling, higher dispatch at Frederickson, higher dispatch at Manchief, and higher water flows at Curtis Palmer. Generation at Curtis Palmer increased 14% from the year-ago period, and was 28% above the long-term average for the quarter. These increases were partially offset by lower generation at Williams Lake, due to voluntary curtailment resulting from lower wood fuel inventory, at Cadillac due to the outage and at Mamquam due to lower water flows.

Availability

Our availability factor in the fourth quarter of 2019 decreased to 90.4% from 97.5% in the fourth quarter of 2018. Cadillac availability was lower due to the outage following the fire and Moresby Lake availability was affected by a failure of the main transformer last spring. We replaced the transformer earlier this month. Piedmont had a maintenance outage and Kenilworth had its annual fall outage, which occurred in the fourth quarter of 2019 as opposed to the third quarter of 2018. Oxnard availability improved because the year-ago period was reduced by gas turbine repairs.

Page 6: FY 2019 Operational Performance

Generation

For the full year, generation increased 6.0%, driven by the acquisitions of Allendale, Dorchester, Craven and Grayling, higher dispatch at Frederickson and Manchief, and higher water flows at Curtis Palmer. Generation at Curtis Palmer increased 27% from 2018 and 26% versus the long-term average. These increases were partially offset by decreases at Williams Lake and Cadillac, the San Diego projects due to the PPA expirations in 2018 and Mamquam, due to lower water flows. Mamquam generation decreased 17% versus 2018 though it was approximately in line with the long-term average.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Availability

Availability declined modestly to 94.0% from 96.5% in 2018 due to lower availability at Cadillac and Moresby Lake.

Page 7: Operations Update

Cadillac

The Cadillac plant remains out of service following a fire at the plant in September 2019. Although we are still investigating the root cause, we believe that the fire was the result of an overspeed event in the steam turbine. As we indicated on our third quarter conference call, there was extensive damage to the steam turbine and generator as well as other equipment in that area of the plant. We have procured the necessary equipment and components that need to be replaced in order for reconstruction of the plant to proceed. We were successful in sourcing the turbine and generator from an identical biomass plant in Maine, which will allow us to avoid the extended lead time on a new order. Both will be completely overhauled prior to being installed at Cadillac.

Last quarter we indicated that we expected the plant to be offline for at least nine months, and that is still the case. We are targeting a return to operation in the third quarter of this year and we expect to start building fuel inventory again this spring.

We continue to believe that the total cost of new equipment and repairs to the plant will be at least $25 million. Through year end 2019, we had capitalized $5.1 million of equipment purchases and repairs. We have received $11.1 million from our insurers, net of deductibles, and we will be filing another claim shortly. Terry will address insurance recovery and related accounting in his section of the prepared remarks.

Williams Lake

As you know, we signed a new ten-year contract with BC Hydro for Williams Lake last October. Previous to that, the plant had been under a short-term contract that hindered our ability to procure fuel, and so we curtailed the plant due to low fuel inventory.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

We returned Williams Lake to operations in December 2019, earlier than expected, although it is not operating at full capacity. Our current expectation is that it will run into April at a slightly reduced capacity, which is a more efficient level for us in terms of fuel burn. The plant will then be shut down in May through July (during the spring thaw or freshet), as required under the new contract. Our plan during this period is to perform necessary plant maintenance, including a replacement of the cooling tower (which will be expensed), and to rebuild our fuel supply inventory, with a goal of returning the plant to service sometime in the third quarter. The contract requires the plant to operate in November through February of next year.

Fuel procurement remains the major challenge at the plant. Our efforts will continue to be impacted by conditions in the British Columbia timber market, which have adversely affected the availability, cost, and tenor of new fuel supply arrangements. Since signing the new contract with BC Hydro, we have been focused on rebuilding our fuel supply sources, including traditional mill waste and forest and roadside residuals. We have entered into a new fuel supply arrangement with the First Nations, purchased and deployed a new mobile fuel grinder, and entered into other short-term agreements with third parties to extend supplies of mill waste and secure additional forest residuals. The grinder has been helpful in sourcing and transporting wood waste from forest areas. Although fuel costs to date have been mostly in line with the expectations we had when we executed the new contract, we are still early in the process and could experience considerable variability over the course of the year.

We continue to evaluate a potential investment in a new shredder that would allow us to burn rail ties as a source of fuel, but we have not made any commitment or preparations to burn rail ties and we do not expect to undertake such an investment this year. Our current focus is on traditional sources of fiber.

As we noted on the third quarter call, our current estimate is that the plant will generate approximately a breakeven level of EBITDA in 2020.

Decommissioning of San Diego Sites

We recently signed a contract for the demolition of all three San Diego project sites. We expect the work to commence shortly and be completed within about six months. Our cost estimates have not changed. We expect a cash outlay this year to complete the work of approximately $4 million.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Cost Focus

In 2019, we continued to advance our program to improve our operation and maintenance performance. We rolled out Mainsaver (maintenance management system) to Allendale and Dorchester, which we acquired in July, and to Koma Kulshan, in which we acquired the remaining ownership interests in the third quarter of 2018. We also implemented it at Piedmont in the fourth quarter. We have an ongoing focus on optimizing the preventive maintenance programs for all sites.

Another area of focus is avoiding equipment issues that result in unplanned outages. To that end, we have installed predictive analytic software (PRiSM) at six plants over the past two years. To date, the system has had 27 good “catches” (potential equipment problems that were avoided). We are currently installing PRiSM at Williams Lake and plan to roll it at Allendale and Dorchester in the summer of 2020.

In the fourth quarter, we rolled out a new system for testing and evaluating the condition of all plant step-up transformers. All equipment has been base-lined and going forward all plants will use the same lab for testing. Understanding the condition of these critical components will allow us to better predict potential failures and avoid long down time of our facilities.

In 2020, we plan to undertake a benchmarking of our hydro and biomass plants, with a goal of driving further improvements to our cost structure as we add and integrate new assets into our fleet.

Joseph E. Cofelice – Atlantic Power Corporation – EVP Commercial Development

Page 8: Re-contracting Updates

As you know, we have two projects for which the PPAs are expiring this year, Oxnard in May and Calstock in June. I will review the status of each of these projects and also provide a brief update on our Manchief transaction.

Oxnard (California)

Oxnard has a PPA with Southern California Edison (SCE). As we discussed on our third quarter call, last fall SCE issued a solicitation for incremental system resource adequacy capacity. Another solicitation with slightly different requirements was issued by SCE in December. We participated in both but our bids were not selected.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

As we also noted on our previous call, we are also pursuing other potential paths to continue operations at Oxnard, including reliability must run (RMR), resource adequacy (RA) and community choice aggregation (CCA) off-take structures. We believe recent developments in California, including recognition by the California Public Utilities Commission of near-term reliability challenges and the state’s plans to continue the deployment of renewable generation, highlight the need for reliable and firm capacity. It is too early to know whether these other re-contracting avenues will prove successful. As a reminder, we own the Oxnard site so our efforts are not impacted by site-lease termination risk. We expect to provide a further update on plans for Oxnard post-PPA on our next quarterly call in May.

Calstock (Ontario)

Despite support from the local government, unions, various forestry organizations and Hearst area mills, and our continued engagement with the relevant government ministries to develop a re-contracting path for Calstock, we now expect that the plant will cease operations when its PPA expires in June. Although we continue to pursue all paths, there is no policy or market mechanism currently in place that would compensate biomass plants for the non-power benefits provided, including economic and environmental support to the forestry sector (waste management), general forest management (clearing and use of forest residuals), and firm renewable energy. At this time, we have not determined whether we will mothball the plant (as we have done at Kapuskasing and North Bay, both of which are also in Ontario) or decommission it.

Manchief (Colorado)

As you know, we have an agreement to sell our Manchief plant to Public Service Co. of Colorado (PSCo), the customer under the PPA, for $45.2 million in May 2022 following the expiration of the PPA. The agreement required the approvals of the Federal Energy Regulatory Commission, which was received in October 2019, and the Colorado Public Utilities Commission (PUC), which was received earlier this month. Thus, the required regulatory approvals for the sale have been received.

Terry Ronan – Atlantic Power Corporation – EVP & CFO

Page 9: Q4 2019 Accounting Developments

Before reviewing the results of the fourth quarter, I will first cover a few accounting developments that are discussed in our 10-K:

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

New Business Segments

Effective in the fourth quarter, we have changed our segments from geographic to fuel type. This better aligns with how the projects are managed and evaluated. The biomass project acquisitions, recent and near-term PPA expirations and the decommissioning of the San Diego projects were also factors in the revision. The new segments are Solid Fuel, which includes our biomass plants and our 40% interest in the Chambers coal plant; Natural Gas, Hydroelectric and Corporate. Prior periods in the 10-K have been restated for the change. The organization of projects by segment is detailed on page 30 of the presentation.

Impairment

During the fourth quarter, we recorded non-cash impairment expense of $55.0 million, which is included in Project income (loss) but not Project Adjusted EBITDA. The impairments were at Chambers ($49.2 million) and Calstock ($5.8 million).

Our 40% interest in Chambers is accounted for as an equity investment. The PPA for Chambers expires in March 2024. Based on the continued decline in forward power curves since we partially impaired our investment in 2017, an expectation of a challenging re-contracting environment for a coal plant and a low probability of the plant being able to operate profitably as a merchant facility, we determined that there had been a decline in value in our investment that was other than temporary.

Consistent with our practice, we reviewed Calstock for potential impairment consistent as its PPA is within six months of expiration. As Joe indicated, we believe that it is unlikely the plant will continue to operate beyond 2020. Accordingly, we determined the fair value of the long-lived assets at Calstock based solely on the cash flows remaining under the current contract.

Page 10: Q4 2019 Accounting Developments (cont’d)

Cadillac Insurance Recovery and Accounting

As I indicated last quarter, we expect the cost of repairing Cadillac and returning it to service, as well as lost profits during the extended outage, will be recovered under our property and business interruption insurance. In December, we received initial insurance recoveries totaling $11.3 million, which was net of the $1 million deductible on our property insurance (recorded in Q3) and net of a 45-day deductible on our business interruption insurance, which had an impact of approximately $1.4 million (nearly all in Q4). This $11.3 million payment was not allocated between property and business interruption, but we estimate that approximately $2.0 million was for business interruption losses incurred in the fourth quarter subsequent to the 45-day deductible period.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

We recorded the $11.3 million as a reduction to our insurance receivable and included it as a source of Investing cash flows. During the quarter we incurred $5.1 million of capital expenditures for Cadillac repairs and equipment purchases, and this amount is included as a use of Investing cash flows. At December 31, 2019, our insurance receivable was $13.5 million.

The $2.0 million recovery of business interruption losses was not recorded to income but rather treated as a gain contingency. Thus, the impact of business interruption losses on Project Adjusted EBITDA in the fourth quarter was approximately $3.4 million (the $1.4 million deductible plus a $2.0 million gain contingency). Once final payment is made by our insurers and the claim is settled, after the plant returns to service later this year, the gain contingencies will be recorded to income and included in Project Adjusted EBITDA. From a timing standpoint, we will see an impact on Project income (loss) and Project Adjusted EBITDA from the Cadillac outage until the plant returns to service, but we expect there to be no net impact for the year as a whole.

As I indicated last quarter, we expect that during the outage Cadillac will continue to meet its debt service obligations using the business interruption insurance proceeds. Cash that ordinarily would be distributed from the project will instead remain at the project until it returns to service, although this has no impact on operating cash flow as the results of the project are consolidated.

Page 11: Q4 2019 Financial Highlights

Jim reviewed the results for the full year. I will highlight fourth quarter results and developments:

Financial results. Project Adjusted EBITDA declined $3.7 million. The Cadillac outage ($3.4 million impact) and reduced operations at Williams Lake offset strong performance at Curtis Palmer (generation increased 14% from a year ago due to above-average water flows). Cash provided by operating activities was in line with the year-ago period.

Balance sheet and leverage ratio. We repaid $20.0 million of term loan and project debt during the fourth quarter, and our consolidated leverage ratio at year end 2019 was 3.8 times. This was in line with the Sept. 30th level of 3.7 times but significantly improved from 4.5 times at year end 2018.

Capital allocation. During the fourth quarter, we invested $1.6 million in the repurchase of 704,317 thousand common shares at an average price of $2.35 per share.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Credit facilities amendment. In January, we successfully amended our credit facilities and achieved several positive changes, including a 25 basis point reduction in the spread to LIBOR plus 2.50%, a two-year extension of the term loan maturity to April 2025 and a modification of the targeted debt balances to reflect the sale of Manchief in 2022. The amendment also provides for a further reduction in the spread to LIBOR plus 2.25%, should we achieve a leverage ratio of 2.75 times.

I’ll review our financial results for the quarter and full year in more detail on the following pages.

Page 12: Q4 2019 Project Adjusted EBITDA bridge

Project Adjusted EBITDA for the fourth quarter of 2019 decreased $3.7 million to $42.9 million from $46.6 million in the fourth quarter of 2018. Excluding the $3.4 million impact of the Cadillac outage, results would have been generally in line with last year and consistent with our previous expectations.

Key drivers of the decrease, as shown in the bridge on page 12, are as follows:

Cadillac declined $3.8 million from the fourth quarter of 2018, although we expect that $2.0 million of the impact will be recovered later in the year, as I discussed previously. Williams Lake was not in operation for most of the quarter due to low fuel inventory following the expiration of the short-term contract extension and additional maintenance. We returned the plant to service in mid-December at reduced load. Mamquam had lower water flows and Moresby Lake continued to be hampered by the May 2019 failure of its main transformer (which was replaced in early February).

On the positive side, Curtis Palmer benefited from higher water flows, Nipigon had a contractual price increase, Oxnard had an outage and repairs to its gas turbine in the 2018 period, and Frederickson had higher dispatch and fewer maintenance projects than in 2018. In addition, we realized $0.7 million of Project Adjusted EBITDA from the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling (though it was less than a full quarter impact).

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Page 13: FY 2019 Project Adjusted EBITDA bridge

Project Adjusted EBITDA for full year 2019 increased $11.0 million to $196.1 million from $185.1 million. Curtis Palmer accounted for $11.5 million of the increase, as higher water flows resulted in strong increases in generation (+27% vs. 2018 and +26% vs. the historical average). Manchief and Tunis Project Adjusted EBITDA increased $7.4 million and $7.1 million, respectively. Most of the Manchief increase was attributable to the gas turbine overhaul in 2018, but results also benefited from higher dispatch. Tunis incurred start-up maintenance prior to returning to operation under a new PPA in October 2018. The biomass projects acquired in the third quarter of 2019 generated $2.4 million of Project Adjusted EBITDA for the year, while Frederickson improved $2.1 million from 2018 due to higher dispatch and lower operation and maintenance expense.

On the negative side, Williams Lake had a $9.0 million decrease in Project Adjusted EBITDA due to the lower economics of the short-term contract extension that was in effect the first nine months of 2019, and to voluntary curtailment in the latter months of the year. Cadillac had a $4.0 million decrease in EBITDA, including a $3.4 million impact in the fourth quarter due to the extended outage following the fire. Approximately $2.0 million of this should be recovered in the latter part of 2020. Chambers Project Adjusted EBITDA decreased $2.4 million due to lower energy and steam demand as well as lower prices for excess energy. Mamquam Project Adjusted EBITDA decreased $2.2 million due to lower water flows (generation was down 17% vs. a strong 2018, though generally in line with the historical average).

Page 14: Operating Cash Flow and Uses of Cash

Fourth Quarter 2019

Cash provided by operating activities was $40.2 million in the fourth quarter of 2019, an increase of $0.5 million from $39.7 million in the fourth quarter of 2018. The modest increase was primarily attributable to receipt of a tax refund ($2.7 million) and favorable working capital comparison, which were mostly offset by the $3.7 million reduction in Project Adjusted EBITDA, a lower distribution from Orlando due to the timing of 2018 distributions ($3.5 million) and initial project debt repayment at Chambers, which reduced its distribution from the prior-year level.

During the fourth quarter, we used operating cash flow to repay $20.0 million of our term loan. We also paid $1.9 million of dividends on our preferred shares and made $1.5 million of capital expenditures, excluding capital expenditures of $5.1 million for repairs to Cadillac, which were covered by insurance proceeds.

Full Year 2019

Cash provided by operating activities was $144.7 million in 2019, an increase of $7.2 million from $137.5 million in 2018. The improvement was primarily due to the $11.0 million increase in Project Adjusted EBITDA and a $3.7 million reduction in cash interest payments due to lower debt balances and a lower spread on our credit facilities. These positive variances were partially offset by a $4.8 million adverse change in cash flows attributable to changes in working capital and a $2.1 million reduction in distributions from unconsolidated affiliates (Chambers, due to initial debt repayment).

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

In 2019, we used operating cash flow to repay $70.0 million of our term loan and to amortize $2.3 million of project debt. We also paid $7.4 million of preferred dividends and made $2.3 million of capital expenditures, excluding repairs to Cadillac (which were covered by insurance proceeds).

Page 15: Liquidity

During the fourth quarter we generated discretionary cash flow (after debt repayment, preferred dividends and capital expenditures) of $16.8 million. We used $1.65 million for the repurchase of common shares during the quarter. At year-end 2019, we had $48.8 million of unrestricted cash at the parent. After holding aside $7 million of this cash for working capital purposes, we had approximately $42 million of discretionary cash available for general corporate purposes.

Total liquidity at December 31, 2019 was $196.5 million, which included $74.9 million of unrestricted cash ($48.8 million at the parent and $26.1 million at the projects) and $121.7 million of availability under our revolver. Project-level cash of $26.1 million included $4.0 million from Cadillac insurance proceeds for use in reconstruction of the plant.

Page 16: Debt Repayment Profile and Projected Debt Balances

The charts on page 16 of the presentation show our debt repayment in 2019 and our expected debt repayment through 2024. Note that these charts include our share of project debt at Chambers, which is accounted for using the equity method. Repayment of that debt occurs at the project level before we receive cash distributions.

In 2019, we repaid $70.0 million of term loan and $2.3 million of project debt from operating cash flow and redeemed $18.5 million (US$ equivalent) of Series D convertible debentures using available cash, for total consolidated debt repayment of $90.8 million. We ended the year with a consolidated leverage ratio of 3.8 times, in line with the third quarter level. The continuing repayment of debt as shown on the chart and relatively stable levels of EBITDA through 2022 should result in the leverage ratio continuing to move lower in 2020 and beyond. The debt repayment shown on page 16 includes $5.1 million of project debt repaid at Chambers (equity-owned project) in 2019.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

As shown in the chart, we expect to repay a total of $423 million of debt in the years 2020 through 2024, and reduce our debt balances by more than 60% from the year end 2019 level. The total includes $38.5 million of project-level debt repayment at Chambers. Following the amendment to our credit facilities last month, we no longer have any bullet maturities during this period, as the maturity date of our term loan was extended two years to 2025. We expect the loan to be fully repaid by the maturity date from operating cash flow and proceeds from the Manchief sale in 2022 ($45.2 million). Our corporate revolver has an April 2022 maturity, but has no borrowings outstanding.

We expect this substantial debt repayment over the next several years to generate significant interest cost savings that would mitigate a portion of the impact of lower Project Adjusted EBITDA (from PPA expirations, or extensions on less favorable terms) on our operating cash flow.

Interest Costs

We have very little exposure to fluctuations in interest rates. At December 31, 2019, more than 99% of our debt carried either a fixed rate or a variable rate that has been fixed through interest rate swaps. Through December 2021, approximately 93% of our debt is either fixed rate or swapped. Our exposure to a 100 basis point change in LIBOR is approximately $19,000 over the next 12 months.

Page 17: 2020 Project Adjusted EBITDA Guidance

We have not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Over the past couple of years we have indicated that we expect Project Adjusted EBITDA to be relatively stable through 2022 as there are very few significant PPA expirations until the second half of that year. A year ago, we initiated 2019 guidance in the range of $175 million to $190 million, which was predicated on average water flows for Curtis Palmer. In the third quarter of 2019, we raised our guidance to a range of $185 million to $195 million, primarily to reflect actual experience of much higher water flows. As noted, Project Adjusted EBITDA came in at $196.1 million, above the high end of the range, with the upside driven predominantly by water flows.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

As you can see from Page 17, we are initiating 2020 guidance at the same level as our initial 2019 guidance – a range of $175 million to $190 million. The decline from the 2019 actual level of $196.1 million primarily reflects an assumption of a return to average water flows for Curtis Palmer (-$12 million). The other significant decreases are at Oxnard and Calstock, due to PPA expirations in midyear (-$8 million), and at Morris, which has a maintenance outage in the spring of this year (-$4 million). These decreases are partially offset by expected modest increases from a full year contribution by the biomass acquisitions (+$4 million), Nipigon, Cadillac and Moresby Lake, as shown on page 17.

Although we are not providing quarterly guidance, we expect the decline in Project Adjusted EBITDA for the year to be concentrated in the first half of the year, for several reasons:

•	The above-average generation at Curtis Palmer occurred mostly in the first two quarters of 2019, though the fourth quarter also was strong;

•	Timing of Morris maintenance outage in 2020;

•	Williams Lake required outage and projected maintenance expense in May through July 2020;

•	Expected business interruption impact at Cadillac in first half 2020, to be reversed in 2H 2020; and

•	Cadillac, Oxnard and Williams Lake had negative Project Adjusted EBITDA in Q4 2019.

Page 18: 2020 Cash provided by operating activities and planned capital allocation

Our estimate of 2020 cash provided by operating activities is a range of $100 million to $115 million, as shown on page 18 of the presentation. As is our practice, for purposes of this estimate we have assumed that the impact of changes in working capital on cash flow is nil. Our initial estimate for 2019 cash provided by operating activities was the same – $100 million to $115 million. The actual result for 2019 of $144.7 million benefited from higher Project Adjusted EBITDA and favorable changes in working capital. Note that our projected corporate general and administrative (G&A) outlays and our cash interest payments are generally in line with the 2019 level. Most of the San Diego decommissioning outlays will occur in 2020 and represents a $3 million increase in use of cash. The adjustment for equity method projects reflects higher debt amortization at Chambers ($7.8 million in 2020 vs. $5.1 million in 2019).

Our principal planned uses of operating cash flow in 2020 include $72.5 million amortization of our term loan (up slightly from 2019) and $3.9 million of project debt amortization, for total debt repayment of $76.4 million. In addition, we expect to use cash for $7.4 million of dividend payments on our preferred shares (level with 2019) and $4.0 million of capital expenditures (excluding Cadillac repair costs, which are covered by insurance). Based on these estimates, discretionary cash flow in 2020 is expected to be in the range of approximately $12 million to $27 million.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Capital Allocation

As shown on page 18 of the presentation, in 2019, we allocated $10.5 million to the repurchase of preferred and common shares under our normal course issuer bid (NCIB), $18.5 million (US$ equivalent) to the redemption of the Series D convertible debentures ($18.9 million including accrued interest) and $28.5 million (plus $0.2 million of transaction costs) to fund the closing of the acquisitions of the Allendale and Dorchester biomass plants and equity interests in the Craven and Grayling biomass plants.

NCIB Update

During the fourth quarter, we repurchased and canceled 704,317 common shares at an average price of $2.35 per share, for a total investment of $1.65 million. For the full year, we repurchased and canceled nearly 1.1 million common shares at an average price of $2.31 per share, representing an investment of $2.5 million.

Although we did not repurchase any preferred shares in the fourth quarter, during the year we reached the 10% limit on repurchases of Series 1 and Series 3 preferred shares under the NCIB. We also repurchased approximately 43% of the 10% limit on the Series 2 preferred shares. Our total investment in preferred share repurchases in 2019 was Cdn$10.6 million (US$8.0 million equivalent). Our average repurchase price represented a 38% discount to par value.

We put a new NCIB in place on December 31, 2019 for our Series E convertible unsecured subordinated debentures, common shares and all three series of preferred shares. Under this NCIB, through February 26, 2020, we have repurchased approximately 1.7 million common shares at a total cost of $4.1 million, or an average price of $2.35 per share, and 247,894 shares of the Series 1 preferred at Cdn$16.40 per share, for a total cost of Cdn$4.1 million (US$3.1 million equivalent).

Page 19: Tax Update

On our year end conference calls, we generally have provided an update on our net operating losses (NOLs) and other tax matters. Page 19 contains a schedule of our NOLs by their expiration dates and jurisdiction, as well as an update on the impact of the 2017 U.S. tax legislation.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

We have not been a significant cash taxpayer because of our NOL position. In 2019, our net cash taxes were $2.3 million, consisting of cash payments of $5.0 million, partially offset by a $2.7 million refund. The majority of the $5.0 million in cash taxes paid, or approximately $3.0 million, related to withholding taxes associated with the payment of dividends on the preferred shares in Canada. The remaining $2.0 million is primarily state tax payments. We do not anticipate becoming a significant federal cash taxpayer in either the U.S. or Canada with respect to either 2019 or 2020.

The 2017 tax legislation repealed the corporate alternative minimum tax (AMT), which we expect will save us a modest amount of cash taxes. We received our first refund with respect to AMT credit carryforwards in 2019 in the amount of $2.7 million, and we expect refunds of $1.3 million, $0.7 million and $0.7 million in 2020 through 2022.

Limitations on the deductibility of interest expense under the legislation resulted in $37.9 million of interest expense being disallowed in 2018. However, interest expense deduction limitations are allowed to be carried forward indefinitely and we estimate that we will utilize $1.1 million of the carryforward on the 2019 return and the remainder by 2022.

During 2019, we recorded a reduction of $2.2 million to our existing U.S. Valuation Allowances (VA). Based on initiatives recently completed and various analyses, we determined that sufficient deferred tax liabilities were likely to reverse in a timely manner against certain deferred tax assets, resulting in a reduction of our VA in the United States. We increased the VA in Canada due to an increase in deferred tax assets that are uncertain to be utilized in the future.

James J. Moore, Jr. – Atlantic Power Corporation – President & CEO

I’ll close with some comments on capital allocation. Over the past five years, we have reduced our debt by approximately $1.1 billion, utilizing a combination of operating cash flow, asset sale proceeds and refinancings. Debt reduction is not driven by the returns available on our debt, but rather the priority of strengthening our balance sheet.

We also have allocated discretionary cash to purposes other than debt repayment, including internal investments in our fleet, external acquisitions and repurchases of common and preferred securities.

In 2013 through 2016, we invested $25 million in internal investments in our fleet and realized attractive returns.

From 2015 through 2019, we repurchased a total of approximately 17.0 million common shares, representing an investment of $38.8 million and an average price of $2.28 per share. As a result of these repurchases, common shares were reduced approximately 11% during this period.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

We also repurchased nearly 1.6 million preferred shares, representing a total investment of US$19.1 million equivalent. The return on these repurchases has averaged approximately 10% to 11%.

In 2018 and 2019, we completed the acquisition of two biomass projects and equity interests in two others, as well as consolidated our ownership of the Koma Kulshan hydro project, for a total of $44.9 million. These were the first external investments that we have made during current management’s tenure, and they represent a meaningful addition to the level and length of our contracted cash flows.

However, investors are rightly focused on the future, not the past. What can we say about the outlook for the next five years?

First, as we’ve noted previously, our Project Adjusted EBITDA should be fairly stable through 2022, before declining in 2023 and 2024 as PPAs expire. More than 95% of our cumulative EBITDA and operating cash flow through 2024 is contracted with little sensitivity to market conditions. We also have very limited foreign currency or interest rate exposure, and our fuel cost risk is well managed through contracts and other commercial arrangements. Operational performance is the primary risk during this period.

Second, while many investors focus on expiring PPAs and a declining EBITDA outlook, our focus is on the cash generated under those PPAs, which we have been primarily using to delever. As we continue to repay debt, our interest payments decline, which benefits our operating cash flow. Over this period, operating cash flow is somewhat less impacted by PPA expirations than EBITDA. As indicated on page 16 of this presentation, we expect to repay $423 million of debt from operating cash flow and the Manchief sale proceeds by the end of this five-year period. At that time (year-end 2024), remaining debt will total $265 million, consisting of the 2036 Medium-Term Notes ($162 million); the Series E convertible debentures ($88 million), which we expect to refinance ahead of their January 2025 maturity; and $15 million of Term Loan and Cadillac project debt, which will be amortized in 2025. So while our EBITDA will be lower, so will our debt and interest payments.

Another point to make is that with the final repayments of the Term Loan and project debt in 2025, we will have no amortizing debt remaining – only bullet maturities.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Third, during this period we expect to generate meaningful discretionary cash. By discretionary cash we mean cash available to us after debt repayment, preferred dividends and maintenance capex. By year-end 2024, we expect to increase our discretionary cash by an amount equal to slightly more than half our current market capitalization. Since we last discussed our five-year outlook (in August 2017), the proportion of operating cash flow that is “discretionary” has increased as a result of significant debt repayment, lower interest payments on the Term Loan due to multiple re-pricings and cash flow contributions by the acquired biomass projects.

Fourth, adding the expected build of discretionary cash during this period to our starting cash level of approximately $75 million (at year-end 2019), our cash balance should grow to a level that, at some point in 2025, will approximate or exceed our debt of $265 million. In other words, we expect to be net debt neutral by sometime in 2025.

Of course, this assumes that we do nothing with the cash.

More likely than getting to net debt neutral would be allocating some or all of this cash for other purposes, including repurchases of common or preferred shares, external investments or some combination of those options. In addition, we can flex our capacity for external growth by using our revolver (which had availability of $122 million at year-end 2019).

We don’t have a predetermined plan for capital allocation. Our approach is to assess the impact on our estimates of intrinsic value per share, while balancing risk and reward. We would invest externally only when we believe the returns are superior to those we can achieve by investing internally or repurchasing shares.

ATLANTIC POWER CORPORATION

Q4 2019

FEBRUARY 28, 2020

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income and to Net income (loss) on a consolidated basis is provided in Table 1 below.

Atlantic Power Corporation
Table 1 - Reconciliation of Net (Loss) Income to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income attributable to Atlantic Power Corporation	($65.3)	$24.7	($42.6)	$36.8
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.9	2.0	(1.2)	0.4
Net (loss) income	($63.4)	$26.7	($43.8)	$37.2
Income tax expense (benefit)	7.3	(7.5)	9.8	0.2
(Loss) income from operations before income taxes	(56.1)	19.2	(34.0)	37.4
Administration	6.6	5.9	23.9	23.9
Interest expense, net	11.0	12.0	44.0	52.7
Foreign exchange loss (gain)	4.8	(13.7)	11.9	(22.8)
Other expense (income), net	0.3	(3.4)	1.0	(3.0)
Project (loss) income	($33.4)	$20.1	$46.8	$88.2

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.3	$21.8	$80.7	$99.7
Interest expense, net	0.4	0.8	2.5	3.4
Change in the fair value of derivative instruments	0.6	1.3	8.9	(2.2)
Impairment	55.0	-	55.0	-
Insurance loss	-	-	1.0	-
Other expense (income), net	-	2.5	1.2	(4.0)
Project Adjusted EBITDA	$42.9	$46.6	$196.1	$185.1